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The following is an edited transcript of the Joint CEO Global Town Hall which was posted to the Company’s intranet site on September 25, 2014:

Joint CEO Global Town Hall Transcript – 9-23-14

Featuring Rakesh Sachdev and Karl-Ludwig Kley

MC: Ladies and gentlemen, please welcome Sigma-Aldrich president and CEO, Rakesh Sachdev, and Merck Chairman and CEO, Doctor Karl-Ludwig Kley.

RAKESH SACHDEV: Good morning, and good afternoon and good evening for all those who listening into this web cast. Well, it’s been a full 24 hours since we broke the announcement about the combination of our business with Merck, and I know it – that has spawned hundreds if not thousands of discussions amongst our employees. I know there are many questions, but I hope in the last 24 hours, as you’ve been thinking about this, it’s starting to build excitement. In fact, as I walked in, I think it was Supriya, she said, “You know, yesterday I was thinking this is, ‘Wow, scary!’ And I walked in today, I’m thinking it’s, ‘Wow, exciting!’ So, you know, there’s – this morning, we’re going to take our next step in the journey by welcoming the Merck leadership here. We have several leaders who I’m going to introduce, and let me start off by—we have Andreas Stickler from Merck. He’s the head of M&A, and probably has had the least amount of sleep than anybody else. I know people are very sympathetic to myself and Karl, “Have you slept enough?” And I say, “Well, here’s the guy who probably hasn’t slept at all.” But Andreas has done a great job with our teams in putting this whole combination together. We have Walter Huber, who is the Head of Communications for the Merck Group; and he made our lives a lot easier yesterday in New York, steering through the media. You know, it’s a pretty difficult place to be there, but I think he did a great job. We have another one of his colleagues, Renee Connolly, here somewhere—here she is—who is the Head of Communications in the U.S. And then we have Udit Batra, who I’d like to introduce. He is the CEO of Merck Millipore, and runs the life science business at Merck. He is going to be a great leader working with us in making this combination happen. So, Udit, I think we are going to work very closely together, and I think it’s going to be a very exciting journey for the two companies. And then finally we have Karl-Ludwig Kley, who’s the Chairman of Merck KGaA.

You know, before I invite Karl here, because Karl’s going to talk about Merck, let me just share a few things and my experiences with Karl. You know, I’ve had the pleasure now of working with Karl for several weeks, as we have tried to put this together. And, you know, whenever you do something like this, it’s very complex. There’s some very difficult issues, and – but I can tell you, every time we have had that, we have found a solution. And a few things stand out for me with Karl. You know, one is he approaches every decision with a matter of principles, and he truly believes in principles and values, and he approaches any difficult decision, which is why it has been easy. The second thing is, his passion for the customer and using his passion for getting Merck to satisfy the customers is very similar to the language that we speak; so you will understand that when Karl stands up here.

And finally, the thing that strikes me the most about Karl is his vision about a business that’s so long term. You know, most of us who sit in the U.S. with public companies, you know, we sometimes get torn between the long term vision of what we are trying to create and all the short term pressures that we have from the street. But I can tell you that Karl clearly embodies and embraces that it’s about the long term of vision of what we are trying to create. And really, here we have an opportunity of creating a great life sciences business long term. So, with that, I’d like to welcome Karl to the stage. Let’s give him a warm welcome. Thanks, Karl.

KARL-LUDWIG KLEY: Good morning, good evening, good afternoon everybody here on the web cast. I’m trying to fix my device. I’m not an engineer. It’s working. I would like to add one comment, which I hope is fair on our relationship, which developed, Rakesh, over the last weeks and months, and that is trust. When we met first, of course we looked at each other and didn’t know how do we deal with the situation and what should we think of each other. You can imagine that neither for the one who approaches nor the one who is approached, this is the most comfortable situation you are in. We have decided to do this very professional, so we’ve – extremely composed and behaved well, and it was extremely professional. And then I went back, and I said, “How can I judge it?” And then I wrote a letter to a certain stage; and then Rakesh called me. This was, I think, for me, the most valuable element in all of our encounters. He said, “What are you doing? Why are you writing this letter? I have told you I will do this, and you are writing me a letter. There is no need. If I tell you something, I do it.” And that was the moment in me everything switched, and against many advices I got from my lawyer, and sometimes even from Andreas, I let go of things, which maybe in other transactions you do. So, a trust has developed between us, and if I say something, if Rakesh says something, we know we can build on what was said. That, for me, was a very peculiar, particular characteristic of our meeting and of this transaction.

For me, it’s a great moment to be here, and I was happy that I could take off my jacket, because you would have realized that it’s the same jacket in which you know from the video. It’s the same jacket you know from the press, when we discussed tax issues on CNBC, or Mario Draghi’s money policy on Bloomberg. The reason that I’m wearing the same suit and jacket all over is that when I got up to – when I left for Chicago on Saturday morning, I had to leave early, and I’m a late riser. So, when I normally do, I pack everything the evening before, and then the morning, then I go and take my things and off. My wife had decided that I should wear a blue suit to be properly dressed up to the occasion, so I took what was hanging there, and I realized only in Chicago that I had forgotten the trousers. So, that is the reason why you see me in grey throughout. It is not representing my mood, which is everything else is in grey.

I am 63 years old. I’m a lawyer by education, but when I finished law, I decided I never—sorry, George—I never wanted to have to do anything with law anymore, so I went to Bayer. I worked in the finance area for years, become assistant to the president, then I was posted in Japan, spent five years in Japan as a CFO, returned and ran the pharmaceutical international marketing operation for two years, then the pharmaceutical business in Japan, then returned to run finance and investor relation. There, the relationship for this—my boss was sub-optimal so I decided to leave and at the same time, the offer came to become CFO of Lufthansa. I just knew what an airline was, but I had no idea, and it was very interesting. I called my mother, who was alive at that time still, and told her, “I’m joining Lufthansa.” There was silence on the line, so I said, “Mom, you are there?” She said, “Yes, I didn’t know that that was a company. I think they were just transporting people.” Then I went through all the cycles. I had the – I still remember, of course, 9/11, which was a traumatic event in many aspects, as we know. But in the airline industry, this was a very particular moment, and probably the biggest mistake in my career as a CFO, just a few months before, we had bought Sky Chefs, which you know from the airline industry. So, on September 12th, we had a big depreciation, which cost us dearly. So, this was the most unfortunate acquisition of my life, and I’m happy to be here now in the most fortunate acquisition of my life.

We should always be aware that we have signed a contract, but we have not closed it; and we should toast, celebrate only three days after closing. It’s an old M&A rule. I don’t want to talk much now about the business logic, because for me, for Rakesh and I hope for all of you, it is so evident, that I don’t have to go into that. What I wanted to do though is first to give – quote you some messages. I had – I stopped my career, stopped with Lufthansa, and then after that I joined Merck as a vice-chairman first, then I became chairman, and I’m running back since 10 years. I’m married, I have one son who is 29 years old. Against the advice of his dad, he has become a consultant, so I hope he does something real in this life. Life goes on. Privately I’m a big traveler. I love to travel to see the world. I was a very engaged soccer player—not very talented, but very engaged—and that doesn’t work anymore, so today it’s more about cycling and hiking. I read a lot, mainly literature of the 19th, 20th century. My American favorite author is James Salter, whom I love very much. In music, classical and modern music, but in modern, I have not gone beyond the generation of Crosby, Stills and Young and the like.

So, obviously, as you can imagine, we had town halls yesterday, but the sentiment was something everybody was surprised, because we were able to keep that secret also within Merck. They knew from the travel schedule something was going on, but they had no idea; and most of them thought we would do something in Pharma. There was this positive underlying sentiment throughout the company. There’s pride, to be really a big player in life sciences. I have to tell you they were – are very much impressed by Sigma-Aldrich’s reputation. Many admitted that

Sigma-Aldrich is ahead of what we do, particularly in the lab business. Many said they are so fast in delivery, how can we learn?—Always up to the rate. And many of them have a relationship with Sigma-Aldrich since the early years when starting working in the lab. Of course also everybody is thinking about the next steps. There’s concern, as there’s concern also in Sigma-Aldrich. There’s also personal concern. I’d like to say at this point in time, I would rather think of opportunities because we have so many opportunities in business, and we can do so much more together than each of us can do alone. And second, for the personal development, we are a big company in addition to life sciences. We have performance materials, which I will talk about in a second. We have the pharmaceutical business. There are so many opportunities also in the personal development that I would rather recommend to look at the opportunities. There will be of course decisions we have to make. We will approach them diligently, and we will approach them with the respect and transparency which I think is one of the characters of our company.

There are many questions, of course, as far as the integration is concerned. Practically, I cannot answer any of them at this point in time, because remember, it’s day one after signing, and we first have to sit together, have to think, “Okay, how do we—integration planning?” We have to file the antitrust things. We are two separate companies; we have to respect that, and business has to go on in our company as well as in yours. Well, this is clear, but you can be assured that we will make this a very serious, honest and transparent progress with integration, as far as we can go; but I can leave two – three messages with you already. One is you have the best e-commerce platform in the world, and we would be stupid not to use that. So this will remain the cornerstone, of course, of all of the lab business. Second, you have a wonderful brand. We also have a wonderful brand, but your brand in certain areas stands for something which nobody else in the world has. Your brand will continue to exist.… This is the home of a proud 80 year’s old company. We will stick to this commitment of the significant presence really here in St. Louis. We cannot, of course, answer now all questions and all comments on all other locations, but you can believe us, we are serious long term thinking and very reasonable business people in Merck, so we will make no decision just to demonstrate something for the next quarter or the next six month’s number. We take a long term view on the business; we make our decisions long term.

And I think that is what is I wanted to mention. There’s one disadvantage with age – which is the eyesight in my case, but I wanted to now take the occasion to introduce into what hopefully, if everything goes well, by mid-year of 2015, would be your new home, the company Merck. And when you think of a company since 1668, and you see this gentleman, somehow, for you, things might not get together; and I will explain to you how this can work. As usual, I have to do a disclaimer. I should tell you, when I am here, basically I would not be allowed to talk about Merck. I would have to talk about Merck KGaA Darmstadt, Germany. I will come to the name rights later on. First let me say, what is the mission, what do we stand for? The first thing is we stand for aspiration. We want to make great things happen. So, we really have the ambition to change something in the world, not to do just business. And then you see what Rakesh mentioned, the focus on customers, on patients, on the outside world, because those are the people who enable us to exist. So, this is the center of what we do and why we work. You find also that the communities play a central role in our mission. As a company, we are not alone. We are not just sitting in the financial district of Wall Street and doing some kind of business. We live with and for the communities where we work and where our factories and our operations are. It’s all about living a better life. We want to do something good for mankind, and we do this by being entrepreneurs, not managers. This is a key point. We want to be entrepreneurial. It doesn’t work always. I mean, if you have a big operation, there’s enough bureaucracy I can sing you long songs of bureaucracy, and probably you know something yourself; but we want to be entrepreneurial, and we want to be doing everything through innovation. That doesn’t mean that all of our products are innovative, of course. We also need in the bottom line, you also need some bread and butter products to be successful; but to build innovation on that. You give me a signal if I talk – speak too long.

So, what guides us? Values are important for us. It has to do with a family background. We are a value driven company. These are the values. Now, there can be a long discussion on the wording of values, but I think if you read through the values—courage, achievement, responsibility, respect, integrity and transparency—, I think you’ll find yourself within these values on your side. And when I looked at the Sigma values, many of the words we have written in the mission or here are what you will see later on the ambitions we have, is reflecting exactly what you are doing and how your business built around it. So, I think there we are very very similar in the culture and the underlying principles.

The company was founded in 1668. It was a pharmacy first, but developed relatively quickly into industrial pharmacy before it extended into industrial production. We are active in 66 countries. We have three business fields—pharmaceuticals, life science and performance materials. I will speak a little bit about these fields in the next minutes, but just one remark at the beginning which was an issue for some when we acquired Millipore, and certainly is on the minds and hearts of some of you. Having a bio-pharmaceutical company, so to say, in-house, is a huge advantage for a life science business, because you have a partner for developing products, solutions in-house that you can completely trust, which you can refer to. The only thing is, we have a very, very functioning Chinese wall between them and between Merck Millipore when it comes to the customer side; and we have reflected about that also yesterday evening, and maybe we have to build this wall even a bit higher by, for example, by having audits, external audits, that this wall is really existing. Because while it’s important to test, to have them, the corporation partner, it’s the more important that they’re independent of really what’s going on in the market and what you are delivering in the market. So, we will make sure this will continue to happen. It has never been a problem in the past—never, I know of—not one single case where something went to the – from customer, you know, so so the other event. So, no complaint, nothing, so the relationships are working very well, something we can build on. By the way, it’s also not unusual, for example, our second biggest selling drug, Erbitux, a cancer, colon cancer treatment, and head and neck cancer, is produced for us by [INAUDIBLE]. So, I mean, it’s normal in this industry. One should not think too much about it also.

Currently we have 30,000 employees. Every year we invest 1.5 billion Euros into R&D, and we have total revenues in terms of 11 billion. This is now the original. We are the original. You won’t believe it. The—1887, we opened an office in New York, and founded a subsidiary which we’ve named Merck & Co. There were five brothers, or five cousins, Merck, and each held 20 percent. In 1917, the U.S. subsidiary with Canada was expropriated, and we lost not only the property of the business but also the name rights. Interestingly enough, of the four cousins, four expropriated but the fifth could keep his 20 percent share because he had become, in the meantime, an American citizen. His descendants still own a small share in what is today Merck & Co. So that is the story. We own the name rights everywhere except the United States and Canada. This in the past was never a problem. In the world of the internet, of course this has become a problem because today there’s a lot of confusion, and we learned when we entered the Bloomberg – no the CNBC studio yesterday for our tax discussion, the first, they showed the wrong logo. This happens over and over, and we are in discussions to sort out that problem and to find a way. So, the branding landscape of the company have leveled that Merck and EMD will not remain as it is today; and the answer will be given before the closing of the deal. So, there will be some changes so that you can use one brand really worldwide.

Financially we are strong, as I said, roughly 11 billion. You see that the ebitda pre, which is our measure of profitability that excludes certain amortizations and so on, is very strong. We are one of the most profitable industries certainly in the sector. The market cap since yesterday is certainly higher; and you see that in the circle that we are still roughly that 50 percent of the sales are in pharmaceuticals, 25 for life science, and 15 is performance. We are global, which might be interesting to see for you that – you would think a European company as predominantly European sales. No, 37 percent of our sales are only Europe, and the share of Europe in our total has been declining year by year—not an absolute number, but in relative numbers. The share, particularly of the emerging markets, has been increasingly steeply. We have done a lot of investment in China, in India and Latin America, and this share will probably rise to over 40 percent in the very near future.

These are our three businesses. Now, in pharmaceutical, we are a mid-size player, and we will remain a mid-size pharmaceutical. First, maybe, the question, why do we have three different businesses? The reason is the family ownership, and I come to that later. The family—us asking for risk diversification. They are entrepreneurs. They feel like entrepreneurs. They want to pass on their business to the next generation, so they want to have the risk diversification which allows them not to fall if something doesn’t work. You know, in pharmaceuticals, if you have lack of success in the buy plan for a number of years, then the business is about to fail and you are out of the business. This cannot happen to us. So, this balance and risk diversification is the key driver for our portfolio. The portfolio in itself, I think it makes a lot of sense in pharmaceuticals and life science if you have both, there is a lot of common knowledge knowhow, competency science and so on. Performance material is there because we have it. This is historical, it’s a legacy, but if you have a legacy with gross margins above 60 percent, you’re not about to sell it. So, we rather continue to build, and to build on this legacy, and this gives us all the cash flow, because liquid crystals, particularly, doesn’t need much investment. The cash flow which we can use to invest in R&D to de-leverage quickly after the acquisition, this is what makes us financially so strong.

In medicine, the biggest product is Rebif. Many of you might know multiple sclerosis and Interferon. One of the two leading Interferons in the world, with the oral drugs coming into the market, we are on the defense, in a defense situation. We’re defending quite well. It’s still a one-and-a-half billion product. It’s an important product and will remain. The second biggest product is Erbitux, which we – where we do not have the rights in the U.S. They are with Eli Lilly and Bristol-Meyers. We have them in the rest of the world. It’s 800 million Euros, so a more than one billion dollar product. It’s stable. It’s interesting, on Rebif, there will be biosimilars going forward.

On Erbitux, because of the two different product types in the U.S. and to Germany, the business case for biosimilars is not good. So the lifetime of Erbitux might be much longer than people would think, even after the patent is off. We are a global market leader in fertility, thyroiditis, we have the gold standard in Diabetes II with Metformin, which came from our laboratories; and we have a small but very nice niche consumer health business, which is not in the U.S. and not in Japan. It’s simply too expensive to make a market entry that late, but it’s a very nice business, particularly in emerging markets, it’s helped in the distribution when you’re not only coming with prescription drugs but also with over the counter drugs.

Our pipeline had struggles the last decades. We were not successful. Since I arrived, we did, one, try to clean it up and to put it on new feet. That didn’t work well. We are now in the second phase, and I believe the late stage compounds we have now are promising. There are presentations in the net on our last investor’s day, but you’re invited to read. We have an anti-PD-L1 immuno oncology drug where we are in late stage discussions with one of – a big partner for co-development. This could be a game changer not only in the treatment of patients, but also for the company. We have another promising compound that’s called TH-302 for melanoma and other types of tumors, which is interesting; and we are at [INAUDIBLE] for systematic lupus treatment. So there are three compounds with a good database where we believe this could finally stop the drain in our pipeline and turn it around. The comments of the financial markets on the pharma, they have been good.

We have the liquid crystal, the performance material business, centered around liquid crystals. All of you know liquid crystals. There’s no device without it. It started actually in a corporation with Sharp. The substance itself is very old, but today we have a 60 percent world market share. We have two Japanese competitors basically, and this is a business which is going long term. We are leader in effect pigments. We have just launched a new area, and – something slipped off my mind. Cyrolic is what kind of pigment? No. Okay, it’s a material you find – he will come back to me. That’s a good thing if you can delegate. It’s used in cars, has a very shiny effervescent effect and it comes from a raw material which is found in India and Brazil, also the United States. Mica!—now we have it. If we wouldn’t have an M&A guy, we wouldn’t know it. So, it’s mica, and we have found also synthetic modes to replace mica. It is used in cars. If you happen to drive a Porsche or a Jaguar, you might be the lucky owner of a Merck car. And the rest, with the acquisition of AZ, which we recently completed, we are also so far into the semiconductor industry, the surface treatment materials and on. On the life science, that’s the only business I don’t have to tell you anything about.

As I said, now a little bit more flavor. The R&D, we spent 1.2 billion for pharmaceutical R&D, and this, for example, the outcome. There are two million Merck babies all over the world. We are the world market leader in hormone treatment for mothers-to-be, mothers, and this, in our society, becomes a more and more pressing problem. So, the incidence is increasing in the higher developed societies. So this is really, from a market point of view, something which is very important.

This is our bio-tech center in Vevey, Switzerland. It’s the largest and the most modern bio-tech facility. This is one of the areas where I think there’s a lot of music in putting things together and developing things together. We have been on the moon with our nasal spray, which is in OTC division. You can’t see it on the picture, but it’s there. This is a little bit what we do. We are now working pretty much on 3D experiences. You have flexible screens, so it’s incredible what happens there. This is a business where I really proudly can say nothing is working without us. We are the technology driver, we are the leaders in making the display industry, and we should have something like Intel inside basically is a slogan on all iPads or what-have-you. The problem is, of course, that the producers don’t want that. They want the command of the brand, of their own brand, and don’t want another brand showing up somewhere. So, we can’t say this, but it’s the reality.

You can eat us. These are two of our ladies in Darmstadt eating an ice cream, which has our Candurin pigments, the special silver shine. The interesting thing is we were not allowed to sell this in our compound because it contained, I don’t know, how many nanograms of alcohol, so, and our quality security has been very strict, no alcohol inside. So, they had to take them outside, and the background, the picture. On the back side, the big building is, by the way, liquid crystal plant. This is Muse. All of you know it. It’s just a flavor of what Merck Millipore is also doing in its work. Probably in your laboratory, you use Muse, because it’s so good that you can’t avoid using it. Safety is a key thing for us. Purity. We have the Milliflex system which all of you are aware, so I will not spend much time. Food process is a major thing, for example, when the Chinese had the milk problem some years ago. You know, they called on us to help them with the testing, and this is one of the areas where we are trying to become more active with a number of solutions which really help on food safety.

Why have we been successful? I come back to the young man with the glasses since 1668. He had an enormous ability to change. This is when we started in 1668. So you know that in a few years from now, we have a 350th anniversary. In this, in 1816, which was very early, Merck started to industrialize. This plant was in the middle Darmstadt. Today it’s relocated, but he started industrial scale manufacturing alkaloids for researchers and physicians. So that already shows you how early Merck went into industrialization. More recently, in 2007, we acquired Serono because we definitely wanted to go into bio-tech. We had only one bio-tech product, which was Erbitux, which was not our own, and we strongly believe the future is bio-tech. So the acquisition of Serono was really a milestone to get us into bio-tech manufacturing.

Today we do have the competence necessary to run a successful bio-tech operation. Millipore we acquired in 2010. This was driven by the second consideration that we needed a second and strong pillar, which we decided would be life sciences. So that led to the acquisition of Merck Millipore. In 2014, we acquired AZ’s Electronics, which is a very specialized producer of materials for the electronic industry. It has a nice fit with the display industry, but helps us moving in the semiconductor industry where we can now add some of our products to be a big supplier – better supplier also of that industry. The interesting thing there is, for example, that our share and production costs is between 0.5 and two percent. So this is not the area where the procurement department focuses on. So, this is – the sales pitch here is much around quality innovation, what can you offer to make the product better; and you’re not subject to the procurement department, which has every quarter 25 percent off. Innovation for us is very important, and liquid crystals is one point in case. They were discovered by chance in ’88. I didn’t know that before I joined Merck. I even didn’t know before I joined Merck that there’s something like liquid crystals. I think there’s a liquid in the crystalline stage, but liquid crystal was something I wasn’t aware of. You learn many things when you are in Merck. That’s one element, I think it’s number 110, which is named after the city of Darmstadt—Darmstadtium. You don’t have to know it. The element is completely useless. It lasts for two nanoseconds, so you can’t do anything with it.

So, in the sixties, Sharp came to us, and the first thing we developed were the calculators. And you remember the calculators were after three months, the light went off. These were the first obligation of liquid crystals. So, from there on, we went into the TV production and then into the devices; and this is where it all started. Today we are an absolute technology leader. More than half of all devices are ours. And we also, moving into the next generation, the liquid crystal technology will at least last for 10 years. The next generation will be OLED, light omitting, and we are currently, as we judge it, one of the three leading suppliers of the still small OLED technology as well. So, we’ll remain in this market. This is OLED.

In order to demonstrate also, we are rebuilding our headquarters, but in the center, there will be no administration building and no other big thing. In the center, there will be an innovation center, and this innovation center will be not limited to any function. You can, so to say, rent it. You have to apply for it. If you have a project which involves more than one department or one division, irrespective of the topic. And then you can move in and start working, interdisciplinary, invite partners, have partners in there from the outside. So, you move your office for six months to that center, and then you come out into something again. We have – are now building a temporary center, which is ready early next year, and we had, I think, 100 applications or so, and we approved four would go into that center, because we want to make it a success right from day one. This is something that I bet a lot of our future on—interdisciplinary development of products, of projects, maybe of new businesses.

For us, responsibility is an important issue. This comes, number one, from the family background. This is not the current family management. We took the wrong picture, they look different, but they also look very serious, so that’s okay. We have roughly 200 family members owning the 70 percent. This ownership is not in shares, so they don’t own shares, which is very important, because they can’t sell their ownership. . If they have to sell, they have to sell it in a private deal within the family. And the discount in which they have to sell is enormous. So, if you sell, there must be lots of reasons. So, the family is renewing this contract every 10 years for the next 20 years. So, there’s always this increasing part of young people in the company, is locked in the company, and they feel it’s really their own.

They’re not just sitting at home and counting dividends. Instead, they are really focused, they are engaged, and if this – everything happens, you will have a visit once of the family. When they come and visit, you will see these are very normal people, people like every one of us, and they are really married to the company; and I think Udit can confirm this. We train the family also. For example, we have the young family members, 17 to 28. We put them together with apprentices, 60/60, and we have them make a test, an application to workers and apprentices Merck, and then we gave them the result, and then had interactions with the apprentices so that they really know what the work bank is doing, that they’re not only owners but really know what’s happening on the floor. So, we do a lot – the family does a lot of training people, so the family is very engaged, but never involves in operating issues. The company is run by the executive board. Of course if you do an acquisition, that’s just natural, we have to get approval, but running the company is one thing, sharing responsibility and owning it is another one.

We are listed at the Stock Exchange, 30 percent is public capital, and the fact that these 30 percent are enough to put us into the prime league of the German capital market tells you something, how the outside world, the investors think about the value of this company, because there’s no other company where only 30 percent are listed here on the prime index. This shows you that it’s specialty inside, but from the outside, we are seen very much.

For us, responsibility is not only something which is expressed towards employees. With the group, it’s also outside. Schistosomiasis is the second biggest tropical disease after malaria. We have medication, and with the Bill Gates Foundation, the WHO and others, we have the objective to eliminate Schistosomiasis in Africa, and we working hard on that.

The Minilabs is one of our other responsibility projects. Fake—medicine fakes is a huge problem in many markets, so we are distributing that and helping doctors in rural areas to fight against fakes.

Committed to clean water, as you know, you have in front of you the leader in lab water, So, we understand something of water, and we try to help. This was a project actually in North of Calcutta where I went to start something, help these communities to have clean water. So, it’s another of our responsibility projects. Climate protection is part of what we do. Greenhouse gas emissions, we want to reduce 20 percent by 2020. I will have a group-wide program. We also develop programs for that, for example, with liquid crystal we have developed smart windows, which can really keep the temperature without using energy. A very interesting concept, and we will probably use them in our innovation center to test them live in practice.

We have a philharmonic orchestra. It started as an employee orchestra. It turned professional, but it’s not – they’re not fulltime employees. We have a group, a pool of 400 musicians, which we take for projects. They are good, they are really good. Of course playing in a country like Germany, yes, with very high standards and top orchestras, that is maybe not the match; but we have done tours with them to India, to China, to Thailand, and they are an ambassador of this company, which helps us enormously to get the brand across.

2018 for us, in historical terms is an important year with important ambitions, and this is what we want to be known—innovation, quality, performance efficiency. We want to be liked, customer orientation, our entrepreneurial spirit, and for the career opportunities, and we do want to be respected for the values, responsibility and the sustainability. We do not think in quarters, we think beyond generation, and that makes us a different company.

In a nutshell, the best of two worlds—family ownership and publicly traded.—So, long term view, sustainability and we are not charity organization, we are a business, so we deliver. Second: Successful mix, maintaining traditions and values and behaviors, but at the same time continuously changing the business. And third, dynamic and innovative, but never forget about responsibility.

It will be wonderful to have you on board. I spoke much too long, but I like to speak to you. Excuse me for that. I’m happy to take any questions you might have. Thank you very much.

RAKESH SACHDEV: Thank you guys, that was quite outstanding. Thanks, Karl, I mean, that was really outstanding. And for all of you Power Point lovers, remember, there was no bullet points on this, so – So let’s open it up for questions. You know, you heard Karl talk about Merck, and he is here. We’ve got some of the other team members, and this is the time to open it up. Megan, are you also taking questions from online?

MEGAN: Yes. Oh there you are, yeah, we do have questions coming in from people participating on hangout.

RAKESH SACHDEV: Okay.

MEGAN: We have one now, so we’ll go ahead and kick it off. When we’re planning for 2015 and beyond, what kind of guidance can you provide specific to local site growth or expansion plans to support the current business structure?

KARL-LUDWIG KLEY: This is the man who runs this company, and this is the man who runs this company to the last day, so any guidance—the business has to go on. There should be no interruption whatsoever, and whatever you do, you carry on the excellent business you have been doing. So, if you need any guidance, this is the man who will give you the guidance now.

RAKEH SACHDEV: You know, as I said yesterday, I think – first of all, we’re combining this company to grow. I think there are going to growth prospects, and so, as we look at the coming several months and even several years, you know, we are going to make the right investments. We are going to make the right organic investments. We’re going to look at bolt-on opportunities to even fuel that growth and get the capabilities, and that’s how it’s going to go. Obviously, during this period, if you have more ambitious, we will sit down with Merck, even before we close, to make sure we are all on the same page; but, you know, that’s going to continue.

MEGAN: Great. Thank you. A couple of more questions coming in. Rakesh spoke yesterday about the synergies between the two companies. At this time, can you elaborate on that, or what do you expect those top three synergies will be?

KARL-LUDWIG KLEY: We have announced financial synergies and financial terms of roughly of 260 million Euro. This is an outside in-view, because we had no opportunity whatsoever of course to discuss with the team, discuss with the management what these synergies look like. So, they built the synergies which we took from our experience in the various areas. This relates to a number of things. This is not only synergies which would come possibly from the Sigma-Aldrich side, but would of course include synergies which are coming from the Merck side. And I think I mentioned already ecommerce platform. There’s only one decision to be made. This is your platform, so obviously the other synergies have also to come from the other side. We now have to work really piece by piece through it all. There’s not the one big stroke. It’s a number of different initiatives, and we will together go through it all in integration planning, and I would kindly ask for your understanding that I cannot be more specific in this point in time when I just have an outside view into the company on that.

RAKEH SACHDEV: Well, just to add, as I said yesterday in the town hall, as part of the integration planning that we’re going to start, is to look at different streams. You know, so we’re going to have a stream around IT integration, we’re going to have streams around Operations, around Distribution, Branding strategy; and so each one will have its own particular sets of issues that we will get into. So, as Karl said, this is at a very high level today. We are going to bring a lot more definition as we move forward.

MEGAN: Great. Thank you. Karl, can you summarize the current capabilities EMD Millipore provides in the U.S.?

KARL-LUDWIG KLEY: Well, I believe, if you come from a business side, we are strong in the process solutions area, which you know, the bio-pharmaceutical industry. We have leading positions also in areas such as lab water or filters, as you know well. We are under-represented in the lab business due to our legacy, so this is from a business point of view. From a competency point of view, basically on the development side, on the R&D side, I believe we are not shy of anyone. So, that would be really a combination of good scientists, good workers to develop together projects. Where we certainly can learn, and where we are lagging behind you definitely is speed of implementation, as readiness to be in the market, particularly in the lab business. This is where, in the U.S., we are lacking competencies. Udit – do you want to add something to that? No. No, he was fine, which is important for me.

RAKEH SACHDEV: I think you folks in this room, if they want to ask questions, you know, there’s a mic that they have to use. Is that right, Megan?

MEGAN: Yeah, yeah. Any questions in the room so far?

MALE 1: Hi Karl, nice meeting you. Is the mic on?

RAKEH SACHDEV: Just get a little closer.

MALE 1: Can you elaborate on how Merck develops and fosters talents?

KARL-LUDWIG KLEY: We have a global talent process. The talent process starts already at a relatively young level, and then it scales through the divisions, through the group functions until it becomes visible to the executive board. We have a grading system. The – a division manager for us is typically 20, 21 or 22, depending on the division; and the visibility to the executive board starts with grade 14. We discuss the development plans there twice a year in the executive board, and make sure that there’s a development plan, and there’s also succession planning in place, so that moves can happen. In addition, we have an extensive training program which goes through various steps and ends in the so-called Merck University, which is a virtual university which we run together with three universities—one in the U.S., one in Europe and one in Asia—and where managers group together for two to three weeks in modules to get the last touch, so to say, of that program. In addition, this is maybe one thing I should add. While all of that is – and I should add something. We make it a point that people have crossed divisional appointments that’s enriching for their career. Not everybody wants that, but it’s enriching for the career and really gives a new perspective. I have one example in the room, which is Udit Batra, whom we hired for pharmaceuticals. Then he took over the leadership for consumer health, and now he is running the life science business. There are many more examples. For example, the colleague who is now running the pharmaceutical business in the U.S. is a Greek gentleman who came from the oncology space, who worked as an assistant to the division manager, and then took over the business in Japan, and now runs the U.S., and he’s in the early 40s. So, there are many cases which I could demonstrate, that we’re really doing something, and also outside the box. The last point which helps, when you visit a country in an organization as a board member, and you meet young people, career people in the middle, and you find they are good, we all take a note. We go back, look where they are on the talent list. If not, we slot them in, that have a look at those guys. So, this is an extensive program.

RAKEH SACHDEV: Great

MICHAEL: Hi Karl, it’s a pleasure to meet you. In meeting with my team yesterday, there were comments that so far, what they’ve heard is a lot of communication regarding the life science fit between the two companies. Our team manages, customers outside of that space, and they’ve seen the outside of the high tech electronic space, outside of life science We manage industrial manufacturers. Can we have your comments regarding what your views are regarding that customer space as it relates to this merger?

KARL-LUDWIG KLEY: We have no intention whatsoever to cut off any business of the business you’re doing. Why—the breadth of the offering, the breadth of the customer space, for me, it’s a life line. If you cut off and focus too much into one sector, you expose the company, I think, to the risk which might materialize quick of anything. So everything we do, everything you do today will go on. There might be some minor changes in the process of integration, but we have no intention to cut off anything, so your team can be very tranquil, very relaxed and just keep on doing their good work.

RAKEH SACHDEV: You know, Michael’s business also sells products in research labs in the industrial markets, which is obviously, you know, very synergistic with what we do in the life science’s side. So, whether it’s selling to 3M and other industrial companies, I mean, that makes a lot of sense.

KARL-LUDWIG KLEY: Yup.

RAKEH SACHDEV: And we also sell products for the production of contact lenses. It’s a different industry, but again, you know, just because, I think, we’re not saying life science doesn’t mean that we’re going to de-emphasize which is naturally synergistic to the business.

MEGAN: We’ve a couple of more questions here from the hang-out. Can you tell us what Merck’s global annual capital investment has been in the past?

KARL-LUDWIG KLEY: So, we – depending between 350 and 450 million Euros.

MEGAN: Great. Thank you. When dealing with big Pharma, are EMD Millipore and Merck all under separate agreements or are they treated as one company?—And how are the businesses combined when selling into one Pharma customer?

KARL-LUDWIG KLEY: I think the benefit of – Merck Millipore – I have to explain this is a little bit. Merck Millipore is currently the name of our life science business. In the U.S., we have to call it EDM Millipore for the legal reasons which I explained. And this leads to brand confusion in the market, because people think that Merck Millipore is different from EMD Millipore. In fact, it’s the same. They are one company, one division. In order to evade the problem, because we would have to do two times packaging, two times delivery, two times invoicing, so we have taken off EMD Millipore Merck Millipore from the products and so. There’s just an “M”, so that everybody – we don’t have to do double work. The future branding will avoid that. So, we will find an answer to that so that our customers are not confused by reading EMD Millipore and Merck Millipore—it’s one.

MEGAN: Great. Thank you. We have a question here in the room.

JOHN [PH 01:01:30] DACRON: My name is John Dacron, I’ve been here for 35 years as a Sigma employee. I drive an Audi.

RAKEH SACHDEV: So does he.

JOHN DACRON: I have a concern as far as the future and potential layoffs. Could you describe how you conducted layoffs at Millipore as far as, yeah, how they were done. I had read that they were done in a socially acceptable manner, but could you describe the manner?

KARL-LUDWIG KLEY: As I said, I would, in first place, not be concerned about the layoffs. I think we will work our way through together and find out what needs to be done. But this company, Merck, as I learned also Sigma-Aldrich has – you’re famous and known for behaving with respect and behaving in a meaningful, in a very honest and transparent way; and we have something to lose if we don’t do this. And, by the way, this is something—if the family looks after something, they look that their managers behave well. So, you can expect us, if it would have to come to layoffs, we would do it in a responsible and honest way, and I don’t have the details now with me from Merck Millipore, but what we had to do there—and we also had to do something in Germany, by the way, and France—was done in a way I never received any complaint from anyone, which I think is a good signal.

MEGAN: Do we have time for a couple more?

RAKEH SACHDEV: Sure.

MEGAN: Okay. Here in the U.S. and some of our locations around the world, we have a number of affinity groups. They’re designed to celebrate diversity and to help with, you know, personal professional development for employees. Can you talk about any diversity initiatives within the Merck organization?

KARL-LUDWIG KLEY: Yeah, we have a diversity officer, which is, by the way, an American, Jennifer O’Lear who lives in Darmstadt; and we have – for me, diversity in first place, this diversity of minds and characters. I strongly believe when you have different opinions and we have different thought process, and an open transparent dialogue, then we will get more out of it for all of us together. So, difference in personalities, in mindsets and characters, this is, for me, the real diversity. Then I, of course, know that there are various programs in place to either support different sexes in countries where that is not there; where we have programs for – I’m not sure whether I use the right words, so excuse me, for disabled persons. I think there’s a description that is more politically correct, but – so we do everything really which the word “respect” implies. And if you look at our – I was – before I departed, by chance was the yearly meeting with the Berkus Counsel, which I do once a year, and the spokesman for the disabled spoke up and said, “Normally they don‘t want to praise management, but they cannot do other than do it.” So, we do what society requests us to do, and we deliver even more than that.

MEGAN: Great. It looks like we have a couple of questions in the room.

JENNIFER RICHARDSON: Hello. I’m Jennifer Richardson, I’m the profit management division here in Research. I have a two part question, so probably more focused on the Millipore end of this. For end users, what is the percent makeup in terms of customer base for those end users for those types of products? And then also in terms of innovation process, can you give you a little bit of flavor behind the current innovation processes within that division?

KARL-LUDWIG KLEY: It now comes Udit’s turn.

RAKEH SACHDEV: Yeah.

KARL-LUDWIG KLEY: That’s why we have him here. Udit, come up on stage.

UDIT BATRA: Good morning and good afternoon, and thank you for the question. The first part of the question, I actually didn’t understand, so you’ll have to clarify what you mean. And then I can address the innovation part while you’re looking through how you would clarify. On innovation – perhaps you want to start.

JENNIFER RICHARDSON: For end users—so when you look at the types of end users, could you give us a breakdown of what the end type – customer types are. How do you segment those customers and –

UDIT BATRA: So, as Karl-Ludwig mentioned, we have roughly two different segments—the process solutions segments as well as the laboratory segment. I think your question is more for the laboratory segment. And in laboratories, just as you segment, we also segment also with research, with analytical, and also outside of the life sciences industry, we also sell to food and beverage. There are proportioned about 60 percent of our products still going to be a medical segment, and the balance is split between research and the other segments. This is partly why the combination makes a lot of sense. You’re about as strong on the research side. And then the second question was on innovation. Firstly, I must comment that I’m incidentally also wearing grey -

KARL-LUDWIG KLEY: Over-dressed.

UDIT BATRA: —and a little bit over-dressed, but I think if you are junior, it’s better to be over-dressed.

UDIT BATRA: So that’s it. So, innovation is an important part of this union. I mean, you have innovation from an ecommerce standpoint, from a supply chain standpoint, and we respect it all. But as we are innovation leaders in EMD Millipore, Merck Millipore from a product standpoint. We [INAUDIBLE] as you follow the industry quite closely, we recently went onboard for Smartflare, which is a reagent, and also plastisol, it’s a air filter. Now in terms of innovation, about six percent of our sales, which is industry leading, goes into innovation. The process is very vigorous. It’s stage driven. The ideation comes from customers. We do a work flow basis, as you have described on the lab side, but also on the product basis, we are very very close to our customers. You have one third of your organization, which is technical similar ratio of the Merck Millipore side. We are deeply embedded with our customers. The process starts with a custom ideation, goes through a heavy [INAUDIBLE] process, we look through what makes sense and what doesn’t, so that the investment goes in the right direction. I hope that answers it.

KARL-LUDWIG KLEY: Alright. Thanks, Udit. You have to give it back to him.

RAKEH SACHDEV: Megan, how about if you take another couple of – we’ll take this. Daniel, c’mon.

DANIEL: Hello, my name’s Daniel I’m the product manager of [INAUDIBLE] as well. I was really curious about what your nasal spray was doing on the moon. But I have other questions. I think culture, when we bring these two cultures together, culture is really important, and I was wondering if you could elaborate on the culture, also explaining how decisions are being made at Merck. Thank you.

KARL-LUDWIG KLEY: An element – there are some elements, which I think are important ingredients for the culture. I recap one of the – some of those. One is the value driven. If I discover in the company somebody who is not behaving in accordance with our values, he shall look for some other place to work. Somebody is not behaving respectful, he doesn’t belong to the company. So, value driven is the first thing. The second thing—and I think there we are – the companies are very similar—management has to stay with the seats on the ground. Management has to know what’s going on in the company. Management has to understand what the concerns are, and address them. Management when they are running the business part, have to be with the customer. They have to be customer driven. They have to listen to the customer. So, these elements are an important part of the culture. Now, when it comes to decision making, I don’t want to give you illusions, therefore the intention is that decisions are made where they have to be made. That means in the organization, at the best level. So we don’t want committees scaling something up five hierarchy levels, if you have that many, and then coming back, and then you don’t get a decision there because they don’t understand the issue—so it goes back and forth. We try to avoid it, so we try to really empower management on the ground in the functions to make the proper decisions within a give a strategy, within a given budget, and of course within a given authority. By and large, this is working, but in a company, you always have administrative and bureaucratic things. We try to work them away wherever possible. So, decisions where they are to be made. The interesting comment we got from people who joined us in the higher ranks said that they never saw any company they had worked for which is able to make important and high value decisions that quickly as we are. So we can – and I think Rakesh has experienced some of this.

RAKEH SACHDEV: Well, that was my first meeting with Karl, when we met. I had the same question as – how is it going to be, and if we’re going to engage in making decisions, and Karl said, “Any decision of any great importance we can make within 24 hours”, and he was true to his word, because we had many many difficult decisions that had to be made, and I think in almost every case, you came through within 24 hours.

KARL-LUDWIG KLEY: So, we try to be fast, efficient and empower people. My dream would be it would work anywhere in the organization. Is it the case already today? No, but we are working on that.

MEGAN: We have two more. Do we have time for two more?

RAKEH SACHDEV: Yeah, let’s take two more.

MEGAN: Okay. This person said they read recently that Merck went through an efficiency program as part of Fit for 2018’s Business Transformation, and I know that was mentioned in the video yesterday. Can you explain what the Fit for 2018 program is, and what the status of it is, and what efficiencies have been applied?

KARL-LUDWIG KLEY: When I took over the job in 2007, I had a number of issues I wanted to fix and to address. It included process management, my objective for us to be in five years on the Sigma IT level. I failed to get the pipeline onto speed. That was not too successful, but other things that were in transformation were very successful, like the entry into the life science business, the focus of the pharmaceutical business, keeping the top line, doing some license deals and others; transforming HR and what your question was, for example, talent management. So, that’s working well. In a process of transformation, at least sometimes it happens, and it happened to me, that you lose sight of the efficiency. So, we did so many projects that returns were not industry standard any more—what we could not do it. So in order to free the necessary resources to the next level of investment, we had to go through an efficiency program; but we never wanted to do efficiency on its own sake. The efficiency was meant to be able to reinvest into innovation or in organic growth, as we do now. Therefore, we called it Fit for 2018, by saying by 2018 we want to be efficient but also our portfolio should be —have the desired shape, should be a world class portfolio of businesses, and our pipeline should have delivered the first results. And I think we are on our way. So Fit for 2018 is a comprehensive program. The efficiency part is done by the end of this year. Total efficiency delivered at roughly 350 million Euros, and the program runs out, and then efficiency becomes a continuous activity.

MEGAN: Great. Thank you. Last question: Two years from now, in your opinion, what does success look like for the combined organization?

KARL-LUDWIG KLEY: What does?

MEGAN: What will success be like, from your perspective, what does it look like two years from now?

KARL-LUDWIG KLEY: I would like to measure it in two – in three aspects: Number one, the customers will say, “This was really value enhancing for us. You did a great job.” Two, the employees will say, “Well, we went through a difficult period with all ups and downs, but looking back, we’ve achieved something together which makes us proud.” And third, the community and the society should say, “These two companies have not changed, they remain what they always have been, good corporate citizens.” That will be success.

RAKEH SACHDEV: Great. Couldn’t have said it better. Karl, thank you.

KARL-LUDWIG KLEY: Thank you.

RAKEH SACHDEV: Thanks. Thanks for coming out to St. Louis, and for the team with it. Thanks for being here. So, thanks to everybody for joining us this morning, and I think we’ll have this available as a replay for those who won’t be able to see it. So, thank you once again. Yup.